Exhibit 5.2

Banco Santander, S.A.

Ciudad Grupo Santander

Avenida de Cantabria s/n

28660 Boadilla del Monte

Madrid, Spain

São Paulo, September 15, 2014

Dear Sirs,

Ref: Santander Brasil Exchange Offer

We have acted as Brazilian counsel to Banco Santander, S.A. (the “Bank”), a sociedad anónima organized under the laws of the Kingdom of Spain in connection with the issuance by Itaú Corretora de Valores S.A. (the “Depositary”), with its principal place of business at Avenida Brigadeiro Faria Lima, São Paulo, State of São Paulo (SP), registered with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 61.194.353/0001-64, of security deposit certificates denominated Brazilian Depositary Receipts (“BDR” or “BDRs”), each one representing one common share (acciones ordinarias) issued by the Bank pursuant to the capital increase resolutions passed by the General Shareholders’ Meeting of the Bank on September 15, 2014 (the “New Shares”), to be delivered to the holders of common shares (ações ordinárias), preferred shares (ações preferenciais), and units (each of which represents one common share and one preferred share) of Banco Santander (Brasil) S.A. (“Santander Brasil” and the “Santander Brasil Securities”) which tender their Santander Brasil Securities in the Brazilian exchange offer (as such term is defined in the Registration Statement), including any subsequent offering period, made by the Bank in Brazil to acquire all the issued and outstanding Santander Brasil Securities other than those owned directly or indirectly by the Bank, as described in the registration statement on Form F-4, Registration No. 333-196887 (as amended, the “Registration Statement”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

A. Documents reviewed

For the purposes of issuing this legal opinion, we have reviewed and examined originals or copies certified or otherwise identified to our satisfaction, of such records of the Depositary and such other documents and certificates, and made such inquiries with officers of the Depositary as we have deemed necessary as a basis for the opinions hereinafter expressed.

B. Assumptions

Our opinions are based on the following assumptions:

(a)	all signatures in the documents reviewed are genuine; the originals documents we have received are authentic and complete; any copies we have received are complete and correspond to the originals; and all documents reviewed and dated prior to the date of this opinion remain in effect and unamended as of that date;

(b)	all information regarding matters of fact rendered to us by the Depositary as well as (when appropriate) by governmental officials or public registries, is accurate and complete; and

(c)	the absence of fraud and the presence of good faith on the part of the Depositary.

Where we have not independently verified facts material to the opinions, we have examined and relied on certificates issued by duly authorized representatives of the Depositary.

C. Opinion

We do not represent ourselves to be familiar with the laws of any jurisdiction other than Brazil as they stand at present and therefore express no opinion on matters arising under any laws other than the laws of Brazil currently in force. This legal opinion is issued on the basis that all related-matters will be governed by, and construed in accordance with Brazilian law, and that all matters between the addressee of this legal opinion and ourselves (in particular, those regarding interpretation) will be brought before the Brazilian courts.

Our involvement in the transaction described has been limited to our role as Brazilian counsel to the Bank and we, therefore, assume no obligation to advise any other party to the transaction. Furthermore, we assume no obligation to advice on any changes to the law or facts that may occur after today’s date, regardless of whether they affect the legal analysis or conclusions in this legal opinion.

Based on the above, and subject to the additional exceptions, limitations and qualifications set out below, it is our opinion that:

1. Incorporation and existence

The Depositary was duly incorporated and validly exists as a “sociedade anônima” under the laws of Brazil and a financial institution qualified and authorized by the Central Bank of Brazil and by the Securities Commission (“CVM”) to provide services of issuance and booking of security deposit certificates.

2. Duly authorization, fully payment, non assessability and valid existence of the BDRs

This opinion relates to the issuance of the BDRs after the date hereof. The issuance of the BDRs is conditioned on compliance by the Bank with the provisions in the “Contrato de Prestação de Serviços de Emissão e Escrituração de BDRs” (the “Deposit Agreement”), in particular the prior deposit of the New Shares to be carried out by the Bank (or third party on behalf and at order of the Bank) with Santander Investment, S.A., whose principal place of business is located at Avenida de Cantabria, without a number, 28660 Boadilla del Monte (Madrid), as custodian of the Securities abroad (“Custodian”). By effect thereof, such BDRs to be issued by the Depositary will be duly authorized, fully paid, non assessable and validly issued under the existing laws of Brazil.

The BDRs shall grant to their holders the same rights and advantages of the New Shares that give them support, kept in custody by Custodian, with the following observations: (i) BDR holders shall not be direct shareholders of Bank; (ii) the exercise of the rights granted to BDR holders is subject to the terms and conditions established in the Deposit Agreement; and (iii) the exercise of the rights granted to BDR holders is subject to restrictions established by the applicable Brazilian laws and regulations.

D. Qualifications

The foregoing opinions are subject to the following comments and qualifications:

(a) any provisions of the Deposit Agreement providing that any specification or determination will be conclusive and binding will not be conclusive and binding if such calculation or determination is fraudulent and will not necessarily prevent judicial inquiry into the merits of any claim by an aggrieved party;

(b) enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, judicial and out-of-court reorganization proceedings, moratorium, liquidation and other laws of general application relating to or affecting the rights of creditors, and, under bankruptcy proceedings, claims for salaries and wages have preference over any claims up to an amount of 150 minimum wages, followed by secured creditors (i.e., creditors holding in rem guarantees) who shall have priority over any other claims (up to the amount of the asset constituting the collateral), followed by social security, taxes and other statutory privileges, and (ii) unavailability of specific performance and summary judgment (processo executivo);

(c) in the event that any suit is brought against the Depositary in Brazil, any plaintiff not resident in Brazil will be required to place a bond as security for court costs and for third party attorney’s fees if it does not possess any real property in Brazil, in accordance with article 835 of the Brazilian Civil Procedure Code (Law No. 5,869, enacted on January 11, 1973, as amended), except in case of collection claims based on an instrument (which do not include the securities issued hereunder) that may be enforced in Brazilian courts without the review of its merit (título executivo extrajudicial) or counterclaims as established under Article 836 of the Brazilian Code of Civil Procedure;

(d) to ensure the legality, validity, enforceability or admissibility in evidence of the Deposit Agreement before Brazilian courts, either (A) (i) they and any related documents thereto in any foreign language must be translated into the Portuguese language by a certified translator, and (ii) they and their related documents (together with the respective certified translation) must be registered with the registry of titles and deeds having jurisdiction over the place where the head office of the Company is located, which registration can be made at any time before judicial enforcement in Brazil; or (B) (i) the signature of the parties thereto signing outside Brazil must be notarized by a notary public licensed to act as such under the laws of the place of signing and the signature of such notary public must be authenticated by a consular official of Brazil having jurisdiction over the place of signing, and (ii) they and any related documents thereto in any foreign language must be translated into the Portuguese language by a certified translator;

(e) any documents in a foreign language (including, without limitation, documents relating to any foreign judgment) to be admitted in Brazilian courts or any other Brazilian public authority will have to be translated into the Portuguese language by a certified translator;

(f) to ensure the legality, validity, enforceability or admissibility in evidence before Brazilian courts of any power of attorney or document appointing an agent for service of process in Brazil, if any, (i) the signature of the parties thereto signing in Brazil must be notarized by a notary public in Brazil, and (ii) the signatures of the parties thereto signing outside Brazil must be notarized by a notary public licensed to act as such under the laws of the place of signing and the signature of such notary public must be authenticated by a consular official of Brazil having jurisdiction over the place of signing. Any document in foreign language must be translated into the Portuguese language by a certified translator and registered (together with the respective certified translation) with the appropriate registry of titles and deeds, which registration can be made at any time before judicial enforcement in Brazil;

(g) under Brazilian law, injunction relieves is in the discretion of courts, and may not necessarily be granted; and

(h) in rendering the opinions set forth herein, we note that any conclusion on any particular issue is not a guarantee or prediction of what a court would hold, but, rather, sets forth our conclusions as to what or should be proper result for a court to reach in a properly presented and decided case in which the facts and assumptions relied on herein are established.

The opinions expressed herein are limited to the laws of Brazil as presently existing and in force, and we do not purport to express any opinion on any question arising under the law of any other jurisdiction. We have assumed that there are no provisions in any other law that affect our opinion.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein as specified above of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion.

This legal opinion is rendered to the addressee identified in this letter and in connection with the transaction described above and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion, for information purposes only, as an exhibit to the Registration Statement and to the use of our name under the caption “Legal matters” in the offer to exchange/prospectus included in the Registration Statement. In giving this consent, we do not admit that we are experts under the Securities Act of 1933 or the rules and regulations of the SEC issued thereunder with respect to any part of the F-4 Registration Statement, including this opinion.

This opinion will be governed by and construed in accordance with the laws of Brazil in effect on the date hereof.

Yours faithfully,

/s/ Pinheiro Neto Advogados